COMMERCIAL REVOLVING AND
CONSTRUCTION LOAN AGREEMENT

Wachovia Bank, National Association
300 Main Street
Stamford, Connecticut 06901
(Hereinafter referred to as the “Bank”)

East Lyme Housing Ventures, LLC
c/o Wellsford Real Properties, Inc.
535 Madison Avenue
New York, New York 10022
(Hereinafter referred to as the “Borrower”)

This Commercial Revolving and Construction Loan Agreement (“Agreement”) is entered into as of December 23, 2004, by and between Bank and Borrower.

This Agreement applies to the loan or loans (individually and collectively, the “Loan”) evidenced by one or more promissory notes of even date herewith or other notes or letters of credit subject hereto, as modified from time to time (whether one or more, the “Note”) and all Loan Documents. The terms “Loan Documents” and “Obligations,” as used in this Agreement, are defined in the Note. The term “Security Instrument” means the mortgage encumbering the Property and securing the Loan.

Relying upon the covenants, agreements, representations and warranties contained in this Agreement, Bank is willing to extend credit to Borrower upon the terms and subject to the conditions set forth herein, and Bank and Borrower agree as follows:

LOAN.     Bank will make a loan in the principal amount of up to $21,176,995.00, consisting of two (2) components. The first component is a development loan (the “Development Loan”) in the amount of $12,824,074.00. The second component is a revolving construction loan (the “Revolving Loan”) in the amount of $8,352,921.00. The Development Loan proceeds will be used to reimburse Borrower certain budgeted site development costs relating to the Project (defined below). The Revolving Loan proceeds will be used to fund construction of the Units (defined below). The maximum amount outstanding under the Revolving Loan at any time shall be $8,352,921.00, but such amounts may be advanced, repaid and readvanced up to the maximum amount of $8,352,921.00, so long as the total principal balance outstanding at any one time does not exceed said amount. In addition, the aggregate amount that may be advanced under the Revolving Loan during its term shall not exceed $28,652,847.00 (which aggregate, for purposes of clarification, does not include amounts advanced under the Development Loan). The Loan proceeds are to be used by Borrower solely in connection with the development of 100 residential units (each, a “Unit”, collectively, the “Units”) to be constructed upon the 100 lots owned by Borrower located on Scott Road and Boston Post Road in East Lyme, Connecticut (the “Project”), more particularly described in the Security Instrument (the “Property”) in accordance with the plans and specifications approved by Bank (as same may be modified from time to time with the written approval of Bank, the “Plans and Specifications”).

LOAN ADVANCE TERMS. Advances. Subject to compliance by Borrower with the terms and conditions of this Agreement, Bank shall make advances of the Loan to Borrower for hard construction costs incurred by Borrower in connection with the construction of the Project (“Hard Costs”) and for all other costs, other than Hard Costs, incurred by Borrower in connection with the Loan or the construction of the Project (“Soft Costs”), in accordance with the budget provided to Bank a copy of which is attached hereto as Schedule A (as same may be revised from time to time with the reasonable prior written approval of Bank or to reflect change orders as permitted pursuant to the terms hereof, the “Construction Budget”); provided, however, that Bank’s approval shall not be required if revisions (a) to a particular line item do not result in an increase of the amount allocated to such line item by more than $100,000 (except that savings in one line item that are allocated to a different line item shall not be considered for purposes of determining the amount of any such increase) and (b) do not, in the aggregate, result in an increase of the total amount of the Construction Budget by more than $500,000; provided, however, that Borrower shall pay for any increase in the Construction Budget resulting from the foregoing and in no event shall Bank be obligated to make disbursements of the Loan in excess of Verified Project Costs (as hereafter defined). All advances made hereunder shall be: (i) recorded in an account on Bank’s books, in which shall also be recorded accrued interest on such advances, payments on such advances, and other appropriate debits and credits in connection with this Agreement, and such account, absent manifest error, shall constitute prima facie evidence of the information contained therein; (ii) secured by the Security Instrument; (iii) deemed to be a loan to Borrower which is repayable together with interest from the date each said advance is made by Bank until the date of repayment at the interest rate set forth in the Note; and (iv) subject to all the terms and conditions contained herein. Verified Project Costs. As used in this Agreement, “Verified Project Costs” means the aggregate, from time to time, of (i) Soft Costs actually incurred by Borrower and approved for funding by Bank (which costs, for purposes of clarification, do not have to be paid first by Borrower, but may be paid with the proceeds from advances), and (ii) Hard Costs actually incurred by Borrower for work in place as part of the Project, as certified by Bank’s Inspector (as hereinafter defined) pursuant to the provisions of this Agreement (which costs, for purposes of clarification, do not have to be paid first by Borrower, but may be paid with the proceeds from advances), minus a sum equal to the aggregate of (i) the portion of the Equity Requirement which Borrower is required to have invested in the Project pursuant to this Agreement, and (ii) the Retainage, if any. Limitation on Loan Advances. In no event will the maximum principal amount of the Loan exceed the lesser of (a) 75% of the projected “as-built” fair market value of the Project, as determined by Bank’s appraisal, or (b) 76.5% of the total Project development costs approved by Bank. The maximum amount outstanding at any one time under the Revolving Loan will be limited to $8,352,921.00, itemized as follows:

1.	$4,579,000.00 for base Hard Costs and upgrades (15 homes) (revolving)
2.	$1,133,455.00 for interest carry on the Development Loan and the Revolving Loan (non-revolving and revolving)
3.	$1,060,782.00 for G&A/Developer's Fee, as set forth in the Budget (non-revolving)
4.	$1,579,684.00 for Contingency (non-revolving)

Equity Requirement. Prior to the initial loan advance, Borrower shall invest $6,318,302.00 ("Equity Requirement") from Borrower's own funds for acquisition and development of the Project. Borrower shall invest an additional $7,785,607.00 from Borrower's own funds for Hard Costs associated with Units 81-100 at the Project, for a total investment of $14,103,909.00. The Equity Requirement shall remain invested in the Project during the term of the Loan and Borrower agrees that, except for funds paid to Borrower from the sale of Units, no portion of the Equity Requirement will be reimbursed directly or indirectly without Bank's prior written consent. Retainage. Bank shall retain from each advance of Loan proceeds an amount equal to the greater of (i) 5% of Hard Costs actually incurred by Borrower for work in place as part of the Project, as certified from time to time by Bank's Inspector, or (ii) the amount actually held back by Borrower from the general contractor and each subcontractor and supplier engaged in the construction of the Project (the "Retainage"). The Retainage shall be released on a per contract basis at such time as the applicable subcontractor's or supplier's work is completed as per their respective contract. Deficiency in Loan Amount. If at any time it appears that the actual cost to complete construction of the Project, in the sole opinion of Bank or Bank's Inspector, exceeds the undisbursed balance of the Loan plus the unfunded Equity Requirement (the amount by which such cost exceeds the undisbursed Loan balance plus the unfunded Equity Requirement is hereinafter referred to as the "Deficiency"), as a condition to any further advances, Bank may require Borrower to deposit with Bank (and Borrower shall deposit within 7 days after written notice from Bank) funds in the amount of the Deficiency ("Deficiency Deposit"). At Bank's option, no Loan advances shall be made until Borrower has fully complied with this requirement. All such deposited funds shall be additional security for the Obligations. Bank may, at its option, use the Deficiency Deposit to pay costs to complete construction of the Project before any further Loan advances. Contingency Reserve. Advances from that portion of the Loan proceeds allocated to Contingency (the "Contingency Reserve") on the Construction Budget may be disbursed in Bank's sole and absolute discretion for payment of Hard Costs or Soft Costs as documented by invoices or paid receipts and otherwise as provided herein. Interest Reserve. Borrower acknowledges that the Loan amount includes a reserve for interest due on the Loan (the "Interest Reserve") in the amount set forth on the Construction Budget. Subject to the limitations below, Bank shall disburse and charge the Interest Reserve for interest due under the Note as advances are requested from Borrower. Bank shall also have the right, but not the obligation, to fund such interest from the Interest Reserve even if no draw request has been submitted to or approved by Bank, and in such case, Bank shall endeavor to give notice to Borrower, but failure to give such notice shall not impair Bank's right to fund such interest. It is understood and agreed that Bank shall not be obligated to disburse any portion of the Interest Reserve at any time when all conditions to disbursement are not satisfied. In the event Bank is not obligated to disburse out of the Interest Reserve as aforesaid, Borrower shall be responsible for the current payment of interest on the Loan from Borrower's own funds. Developer's Fees. Intentionally Omitted. Unit Construction Limits. Intentionally Omitted. Qualifying Agreements. No advances of the Revolving Loan shall be made for the construction of any Unit until Borrower has delivered to Wachovia a Qualifying Agreement for such Unit, other than with respect to up to 10 speculative Units at any given time. As used herein, "Qualifying Agreements" means an agreement of sale to purchase a Unit, which agreement of sale shall: (i) have been signed by an unrelated third-party purchaser, (ii) be on a standard form previously approved in writing by Wachovia, (iii) provide for a minimum purchase price for such Unit of at least $190 per square foot, any downward deviation from which must be approved in advance by Bank, (iv) require the purchaser to deposit not less than 10% of the purchase price thereunder, which deposit shall be placed in escrow with Wachovia, and (v) not be subject to any contingencies on the part of the buyer other than a mortgage contingency (as to which Borrower shall have established that the purchaser thereunder will qualify for such financing) and an appraisal contingency. A contract will still be considered to be a Qualifying Agreement even if, at the time the contract is executed, it is cancelable by the purchaser because the Unit to be conveyed is not "substantially complete" within the meaning of the Common Interest Ownership Act, Section 47-200 et. seq. of the Connecticut General Statutes, Revision of 1958, as amended. Funding for Stored Materials. Bank shall not be required to make disbursements of the Loan for costs incurred by Borrower with respect to materials stored on or off the Property unless (i) Borrower has bought and paid for such materials and (ii) Bank shall, in its sole discretion, deem it advisable to do so. If Bank elects to make a disbursement for stored materials, all stored materials must be incorporated into the Project within 45 days of Borrower's Request for Advance (as hereinafter defined) regarding such materials. Bank may impose such additional conditions and requirements as it deems appropriate in its sole discretion. Bank's Inspector. Bank shall have the right to retain, at Borrower's expense an inspector ("Bank's Inspector") to review and advise Bank with respect to all Plans and Specifications, construction, architectural and other design professional contracts, change orders, governmental permits and approvals, and other matters related to the design, construction, operation and use of the Project, to monitor the progress of construction and to review on behalf of Bank all requests for Loan advances submitted by Borrower. The fees and expenses of Bank's Inspector, whether internal or external, including all such fees and expenses incurred and unpaid to the date hereof, shall be due and payable by Borrower as a Soft Cost as provided for herein or otherwise on demand. Borrower acknowledges that (i) Bank's Inspector has been retained by Bank to act as a consultant, and only as a consultant, to Bank in connection with the construction of the Project, and Bank's Inspector may be an employee of the Bank, (ii) Bank's Inspector shall in no event have any power or authority to make any decision or to give any approval or consent or to do any other thing which is binding upon Bank, and any such purported decision, approval, consent or act by Bank's Inspector on behalf of Bank shall be void and of no force or effect; provided, however that if Bank's Inspector is also the loan officer for the Project, Bank may agree to such power or authority acting solely in the employee's capacity as loan officer for the Bank, (iii) Bank reserves the right to make any and all decisions required to be made by Bank under this Agreement, in its sole and absolute discretion, and without in any instance being bound or limited in any manner whatsoever by any opinion expressed or not expressed by Bank's Inspector to Bank or any other person with respect thereto, and (iv) Bank reserves the right in its sole and absolute discretion to replace Bank's Inspector with another inspector at any time and without prior approval by Borrower. Bank shall endeavor to give Borrower prior notice of such replacement, but failure to do so shall not impair Bank's right to make such replacement. All inspections by or on behalf of Bank shall be solely for the benefit of Bank, and Borrower shall have no right to claim any loss or damage against Bank or Bank's Inspector (whether or not an employee of the Bank) arising from any alleged (i) negligence or failure to perform such inspections, (ii) failure to monitor loan disbursements or the progress or quality of construction, or (iii) failure to otherwise properly administer the construction aspects of the Loan. Bank shall endeavor to provide Borrower copies of any written reports prepared by Bank's inspector. Initial Closing Conditions. Bank will have no obligation to Close (as hereinafter defined) the Loan unless it has received the following from Borrower or any guarantors, as applicable (if not expressly waived by Bank), all in form and substance satisfactory to Bank; (a) each of the Loan Documents duly executed by Borrower or any guarantors, as the case may be; (b) evidence of compliance with any applicable title, survey, environmental, soils tests or insurance requirements as set forth in the Loan Documents or otherwise requested by Bank, which shall be, unless expressly waived by Bank, in accordance with Bank's minimum standards in effect at closing (copies of such standards shall be provided to Borrower upon request); and (c) each of the other documents, certificates, affidavits, releases, agreements, counsel opinions, or other closing items required by Bank as a condition to making the Loan. "Close" shall mean Bank's agreement to the terms and conditions of the Loan by execution of the Loan Documents and the initial funding of the Loan (which may occur later than the effective date of the Loan Documents).

PROCEDURES AND CONDITIONS FOR ADVANCES. Frequency of Advances. Unless otherwise agreed, Bank shall not be obligated to make advances of the Loan more frequently than once every 30 days. Request for Advance. For each request for an advance of the Loan, Borrower shall submit to Bank, at least 5 business days prior to the requested date of disbursement, a completed written disbursement request (each, a "Request for Advance") in such form and detail as reasonably required by Bank. Each Request for Advance shall certify and contain in detail acceptable to Bank: (i) the cost of the labor that has been performed, (ii) the materials that have been incorporated into the Project, and (iii) as required by Bank, invoices for Soft Costs in excess of $5,000.00 incurred since the date of the previous advance. The labor, materials and Soft Costs for which the advance is requested need not have been paid first by Borrower, but may be paid with the proceeds of such advance. Accompanying Materials. The Request for Advance shall be accompanied by such supporting data as Bank may require, including, without limitation, invoices, waivers of mechanic's and materialmen's liens, and AIA Forms G702 and G703 certified by the general contractor and architect and/or engineer for the Project, as applicable. Conditions To Advance. Bank will have no obligation to make any advance if a Default (as defined in the Loan Documents) or event which, with the giving of notice or the passage of time, or both, would constitute a Default under any of the Loan Documents has occurred and is continuing, and unless it has received from the Borrower (if not expressly waived by Bank), in form and substance satisfactory to Bank: (i) evidence of any updated title search and/or endorsement to the title policy required by Bank, as applicable, which shall be, unless expressly waived by Bank, in compliance with Bank's minimum standards in effect at the time of such advance; and if any title policy contains a pending disbursement clause, the amount of the policy shall increase by the Loan advance being made in connection therewith; (ii) if applicable, satisfactory evidence that Borrower has invested the required portion of the Equity Requirement; and (iii) evidence of compliance with any other conditions as reasonably required by Bank. Inspection. If required by Bank upon receiving a Request for Advance, Bank's Inspector may determine prior to any advance (a) whether the work completed to the date of such Request for Advance has been done satisfactorily and in accordance with the Plans and Specifications, (b) the percentage of construction of the Project completed as of the date of such Request for Advance, (c) the Hard Costs (as applicable) actually incurred for work in place as part of the Project as of the date of such Request for Advance, (d) the actual sum necessary to complete construction of the Project in accordance with the Plans and Specifications, and (e) the amount of time from the date of such Request for Advance which will be required to complete construction of the Project in accordance with the Plans and Specifications and/or the Construction Budget. Inspection Fee. Borrower shall pay an inspection fee (which fee shall be a Soft Cost for which a Request for Advance may be made) in the amount of $800.00 to Bank for each inspection made in connection with a Request for Advance. Disbursement of Advance. At its option, Bank may make advances of the Loan directly into a separate construction disbursement account or other Borrower account with Bank, to Borrower directly, to a title insurance company or other third party, or directly to the general contractor, subcontractor, materialmen or other suppliers providing labor, services or materials in connection with the Project. Bank shall have no obligation after making Loan disbursements in a particular manner to continue to make Loan disbursements in that manner. Notwithstanding the foregoing, Bank's records of any advance made pursuant to this Agreement shall, in the absence of manifest error, be deemed correct and acceptable and binding upon Borrower. Use of Advance Proceeds. The proceeds of each advance shall be used by Borrower solely to pay or as reimbursement for the obligations for which the advance is sought. Phasing. The Project will contain four phases (each a "Phase"), 100 Units and an amenity package to include a clubhouse and a tennis court. The Phases will be comprised of the following:

Phase I	26 Units plus Clubhouse
Phase II	32 Units
Phase III	14 Units
Phase IV	28 Units

Advances under the Development Loan for budgeted site work will be permitted based on the phasing plan above and the following schedule:

Phase I	No Restrictions
Phase II	Upon the conveyance or receipt of Qualifying Agreements for at least 17 Units in Phase I.
Phase III	Upon the conveyance or receipt of Qualifying Agreements for at least 47 Units in Phases I and II.
Phase IV	Upon the conveyance or receipt of Qualifying Agreements for at least 57 Units in Phases I - III.

Final Advance. Intentionally Deleted.

LETTERS OF CREDIT. Issuance. Upon request of Borrower, Bank may issue one or more stand-by letters of credit in favor of the Town of East Lyme (or any agency or division thereof) as collateral security for Borrower's obligation to install certain infrastructure improvements at the Project. Reimbursement. As a condition to the issuance of any letter of credit hereunder, Borrower shall execute such guaranty or reimbursement agreement (the "Reimbursement Agreement") as Bank shall require, obligating Borrower to repay to the Bank any amounts drawn down under any such letter of credit. Fees. Borrower shall pay Bank a letter of credit equal to one percent (1%) of the face amount of the letter of credit. The fee shall be paid annually in advance by Borrower, commencing with the first payment being due on the issuance date of the letter of credit. Security. Borrower's obligations under the Reimbursement Agreement shall be secured by the Security Instrument.

CONSTRUCTION COVENANTS. Construction of Project. Unless otherwise expressly agreed to by Bank, (i) construction of the Project shall be carried on diligently and without delay or interruption for more than 10 consecutive days; and (ii) the Project shall be constructed in a good and workmanlike manner, in accordance with the Plans and Specifications, the other Construction Documents (as hereinafter defined) and/or the Construction Budget submitted to Bank, and in compliance with all applicable statutes, Ordinances, codes, regulations and restrictions. "Construction Documents" shall mean all construction contracts, contracts with architects, engineers or other design professionals, Plans and Specifications, drawings, budgets, bonds and other agreements pertaining to construction of the Project, all engineering, soil and other reports and studies and all surveys pertaining thereto and or required by Bank's Inspector, together with all modifications and additions thereto. Completion of Project. Unless otherwise agreed in writing by Bank, construction of each Unit shall be carried on diligently and without delay or interruption for more than 10 consecutive days, and shall be completed not later than 6 months (subject to force majeure), after the initial advance is made with respect to such Unit. Borrower shall diligently proceed with construction of the Project to ensure completion as per the Construction Budget on or before the due date of the Note taking into account, and assuming the exercise of, the extension options provided for in the Note. Change Orders. No amendment shall be made to the Plans and Specifications or the other Construction Documents, nor shall any change orders be made thereunder without the prior written consent of Bank; provided, however, that Bank's consent to any change order will not be required if (a) the change results in a price change in any Major Construction Contract of less than $100,000.00; (b) the change, together with the aggregate of all change orders, results in an increase or decrease in any Project costs of less than $500,000.00; (c) the structural strength of any Unit would not be impaired by the change; (d) the change does not result in the diminution of the value of the Property and/or the Units; and

(e) Bank's Inspector shall have approved the change. "Major Construction Contract" shall mean the Development Agreement between Borrower and Prestige East Lyme Inc., ("Prestige"), dated as of March 1, 2004, and the Architectural Agreement between Prestige and The Office of Carol J.W. Kurth, AIA Architect, p.c. "Contractor" shall mean Prestige as Project manager. Liens and Lien Waivers. Borrower shall take all action necessary to have any mechanic's and materialmen's liens, judgment liens or other liens or encumbrances filed against the Property having a value in excess of $5,000.00 in the aggregate released or transferred to bond within 30 days of the date Borrower receives notice of the filing of such liens or encumbrances. If any such lien or encumbrance is filed, no Loan advances will be made until it is removed and a copy of the recorded release thereof is received by Bank and accepted by the title insurance company. Bank shall not be obligated to disburse any funds to Borrower if, in the opinion of Bank, any Loan advance, the Property, or any other collateral for the Loan would be subject to a mechanic's or materialmen's lien or any other lien or encumbrance. Borrower shall be fully and solely responsible for compliance in all respects whatsoever with the applicable mechanic's and materialmen's lien laws. Title. Unless otherwise expressly waived by Bank, Borrower shall ensure that the Security Instrument is and remains a valid first lien on the Property, and the Property is and remains free and clear of all liens, defects, or other encumbrances. Surveys. If any surveys are required by Bank, Bank's Inspector, or the issuer of any title policy, Borrower shall deliver such surveys within 30 days after such request. Any change in the state of facts shown in any updated survey shall be subject to approval by Bank and Bank's Inspector. The Project shall be constructed entirely on the Property and will not encroach upon or overhang any easement, right of way, or any other land, and shall be construed wholly within applicable building setback restrictions. Compliance with Laws and Restrictions. All construction shall be performed strictly in accordance with all applicable statutes, ordinances, codes, regulations and restrictions. All contractors, subcontractors, mechanics or laborers and other persons providing labor or material in construction of the Project shall have or be covered by worker's compensation insurance, if required by applicable law. Insurance. In addition to the insurance requirements set forth in the Security Instrument, Borrower shall maintain during construction of any improvements on the Property, "all-risk" builders risk insurance which must include windstorm, hail damage, fire and vandalism (reporting Completed Value with Special Cause of Loss form), in an amount not less than the completed replacement value of the improvements under construction, naming Bank as mortgage and loss payee, and endorsed to provide that occupancy by any person shall not void such coverage. Borrower shall provide evidence of insurance if required by Bank. Assignment of Construction Documents. As additional security for the obligations of Borrower under this Agreement and the other Loan Documents, Borrower hereby collaterally assigns, transfers and grants a security interest in all of Borrower's right, title, interest and benefits in or under the Construction Documents. Borrower agrees that it will not, without the prior written consent of Bank, which will not be unreasonably withheld or delayed, (i) modify any of the Construction Documents in any material manner, (ii) make or approve any material changes to the Plans and Specifications, (iii) terminate any Construction Document, (iv) release any party to the Construction Documents from any obligation or liability thereunder, or (v) assign its rights, or, to the extent Borrower's consent or permission is required, grant to any other party thereto such permission or consent to assign its rights or obligations under, any of the Construction Documents. Contractors. Borrower agrees it will not engage in or permit any general contractor to engage or continue to employ any contractor, subcontractor or materialman who may be reasonably objectionable to Bank. If requested by Bank, Borrower shall deliver a fully executed copy of any or all agreements between Borrower and any contractors, or between any general contractor and its subcontractors, each of which shall be in form and substance reasonably satisfactory to Bank. Other Documents. If the Project involves a condominium, cooperative, subdivision, planned unit development or homeowner's association, all documents not yet executed or in effect and required in connection with the formation thereof shall be subject to Bank's prior review and approval. No Warranty by Bank; Indemnification. Nothing contained in this Agreement or any other Loan Document shall constitute or create any duty on or warranty by Bank regarding (i) the proper application by Borrower, general contractor or any subcontractor of the Loan proceeds, (ii) the quality or condition of the Project, or (iii) the competence or qualifications of the general contractor or any other party furnishing labor or materials in connection with construction of the Project. Borrower (a) acknowledges that Borrower has not relied and will not rely upon any experience, awareness or expertise of Bank regarding such matters, and (b) shall indemnify, hold harmless, and defend Bank from any costs, expenses, damages, judgments, or liabilities, including without limitation, attorneys' fees, arbitration fees, and expert witness fees, arising from or connected with (i) such matters, (ii) payment or non-payment for labor or materials furnished for construction of the Project, (iii) any claims of mechanics or materialmen, or (iv) any action or inaction by Borrower with respect to the foregoing. Advertising. Bank shall have the right to erect one or more signs on the Property advertising its financing of the Project. Time is of the Essence. In all matters pertaining to this Agreement, time is of the essence.

REPRESENTATIONS. Borrower represents that from the date of this Agreement and until final payment in full of the Obligations: Access and Utilities. (i) The Property has, or will have upon completion of construction, adequate legal vehicular and pedestrian access to public roads; and (ii) sewer, water and all other appropriate utilities are, or upon completion of construction will be, available at ordinary costs at the Property through public or unencumbered private easements, and in sufficient quantities to serve the Project. Laws, Zoning and Approvals. (i) The Plans and Specifications (if applicable) and the anticipated use of the Property and the Project comply and upon completion of the Project in accordance with the Plans and Specifications shall comply with all applicable restrictive covenants, zoning ordinances, building laws and codes, and other applicable laws, regulations and requirements (including without limitation, the Americans with Disabilities Act, as amended); (ii) the current zoning classification of the Property and any covenants and restrictions affecting the Property permit the construction and intended use of the Project; and (iii) before commencing construction of a Unit, Borrower shall obtain all permits and approvals of any type required to construct such Unit, and all such permits and approvals shall be final and unappealable and remain in full force and effect without restriction or modification; and (iv) all public improvements included in the Project have been fully authorized by appropriate ordinance or municipal action, and Borrower has satisfied all conditions imposed by any governmental authority in connection with any grant of subdivision or land development approval. Condemnation. No notice of taking by eminent domain or condemnation of any part of the Property has been received, and Borrower has no knowledge that any such proceeding is contemplated. Casualty Damage. No part of the Property or the Project has been damaged as a result of any fire, explosion, accident, flood or other casualty which in not now fully restored. Corporate or Other Power. Borrower has the power and authority to execute and perform this Agreement, to borrow hereunder and to execute and deliver the Note, the Security Instrument and the other Loan Documents. Borrower's performance hereunder shall not constitute a breach of any agreement to which Borrower is a party. Financial Condition of Borrower. The financial statements which Borrower has submitted to Bank to induce it to make the Loan are correct and complete, and accurately present the financial condition of Borrower on the dates thereof and the results of their operations for the periods then ended. Litigation Disclosed. Borrower has disclosed all pending or threatened material litigation to Bank. No Default. Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party.

AFFIRMATIVE COVENANTS. Borrower agrees that from the date hereof and until final payment in full of the Obligations, unless Bank shall otherwise consent in writing, Borrower will: Access to Books and Records. Allow Bank, or its agents, during normal business hours, access to the books, records and such other documents of Borrower as Bank shall reasonably require, and allow Bank, at Borrower's expense, to inspect, audit (but only if a Default is then occurring) and examine the same and to make extracts therefrom and to make copies thereof. Business Continuity. Conduct its business in substantially the same manner and locations as such business is now and has previously been conducted. Compliance with Other Agreements. Comply with all terms and conditions contained in this Agreement, and any other Loan Documents, and swap agreements, if applicable, as defined in the 11 U.S.C.ss.101. Estoppel Certificate. Furnish, within 15 days after request by Bank, a written statement duly acknowledged of the amount due under the Loan and whether offsets or defenses exist against the Obligations. Insurance. Maintain adequate insurance coverage with respect to its properties and business against loss or damage of the kinds and in the amounts customarily insured against for projects such as the Project. Maintain Properties. Maintain, preserve and keep its property in good repair, working order and condition, making all needed replacements, additions and improvements thereto, to the extent allowed by this Agreement. Notice of Default and Other Notices. (a) Notice of Default. Furnish to Bank immediately upon becoming aware of the existence of any condition or event which constitutes a Default (as defined in the Loan Documents) or any event which, upon the giving of notice or lapse of time or both, may become a Default, written notice specifying the nature and period of existence thereof and the action which Borrower is taking or proposes to take with respect thereto. (b) Other Notices. Promptly notify Bank in writing of (i) any material adverse change in its financial condition or its business; (ii) any default under any material agreement, contract or other instrument to which it is a party or by which any of its properties are bound, or any acceleration of the maturity of any indebtedness owing by Borrower; (iii) any material adverse claim against or affecting Borrower or any part of its properties; (iv) the commencement of, and any material determination in, any litigation with any third party or any proceeding before any governmental agency or unit affecting Borrower; and (v) at least 30 days prior thereto, any change in Borrower's name or address as shown above, and/or any change in Borrower's structure. Other Financial Information. Intentionally Omitted. Payment of Debts. Pay and discharge when due, and before subject to penalty or further charge, and otherwise satisfy before maturity or delinquency, all obligations, debts, taxes, and liabilities of whatever nature or amount, except those which Borrower in good faith disputes. Reports and Proxies. Deliver to Bank, promptly, a copy of all financial statements, reports, notices, and all regular or periodic reports required to be filed by Borrower with any governmental agency or authority.

NEGATIVE COVENANTS. Borrower agrees that from the date of this Agreement and until final payment in full of the Obligations, unless Bank shall otherwise consent in writing, Borrower will not: Default on Other Contracts or Obligations. Default on any material contract with, or obligation when due to, a third party or default in the performance of any obligation to a third party incurred for money borrowed, where any such default may result in a claim of $250,000.00 or more. Government Intervention. Permit the assertion or making of any seizure, vesting or intervention by or under authority of any governmental entity, as a result of which the management of Borrower or any guarantor is displaced of its authority in the conduct of its respective business or such business is curtailed or materially impaired. Judgment Entered. Permit the entry of any monetary judgment or $250,000.00 or more or the assessment against, the filing of any tax lien against, or the issuance of any writ of garnishment or attachment against any property of or debts due. No Distribution to Members. Except in connection with the sale of Units, make distributions of any kind to Borrower's members until the Development Loan has been paid in full.

ANNUAL FINANCIAL STATEMENTS. Borrower shall deliver to Bank, (i) within 90 days after the close of each fiscal year, unaudited management-prepared financial statements reflecting its operations during such fiscal year, including, without limitation, a balance sheet, profit and loss statement and statement of cash flows, in reasonable detail and (ii) within 60 days after the close of each fiscal quarter, unaudited management-prepared statements of cash flows. Such statements shall be certified as to their correctness by a principal financial officer of Borrower.

TAX RETURNS. Borrower shall deliver to Bank, within 30 days of filing, complete copies of federal and state tax returns, as applicable, together with all schedules thereto, each of which shall be signed and certified by Borrower to be true and complete copies of such returns. In the event an extension is filed, Borrower shall deliver a copy of the extension within 30 days of filing.

PROPERTY REPORTS. Borrower shall deliver to Bank, within 10 days after the end of each calendar month, unaudited management-prepared and certified statements indicating sales results (including Units subject to Qualifying Agreements, amounts of deposits taken under Qualifying Agreements, status of any contingencies, construction status of the respective Unit and the projected closing date of the respective Unit) and any other information requested by Bank.

PARTIAL RELEASES AND SALES BENCHMARKS. So long as there is no Default or event which, with the giving of notice or the passage of time, or both, would constitute a Default, under the Loan Documents, Bank will, upon the request of Borrower, release any Unit from the lien of the Security Instrument upon the sale of said Unit upon the payment to Bank of a principal prepayment of the Loan in the amount equal to 90% of the gross proceeds of the sale of said Unit, based upon the sales price set forth in the applicable Qualifying Agreement, plus any "extras" not included in said sale price. Forty percent (40%) of the principal prepayment shall be applied to the Development Loan and sixty percent (60%) shall be applied to the Revolving Loan until the Development Loan is paid down to $0.00, after which one hundred percent (100%) shall be applied to the Revolving Loan.

DEFAULTS AND REMEDIES. If any of the following events occur, a default ("Default") under this Agreement shall exist: (i) Failure to timely pay or perform any of the terms, covenants or obligations under this Agreement or a default under any other Loan Document; (ii) Failure to obtain the prior written consent of Bank to changes to the Plans and Specifications, as required; and (iii) Commencement of any bankruptcy or insolvency proceeding by or against Prestige or the termination of the Development Agreement between Borrower and Prestige dated March 1, 2004 (the "Development Agreement") without the prior written consent of Bank, provided that Borrower may terminate the Development Agreement in accordance with its terms so long as Borrower retains a replacement developer satisfactory to Bank within sixty (60) days after such commencement of bankruptcy or insolvency proceedings against Prestige or such termination of the Development Agreement, as applicable. Notwithstanding any other provision of this Agreement, any Default by Borrower of an obligation to make a payment under this Agreement or the Note (a "Payment Default") shall be subject to a ten (10) day cure period (with no written notice being required), and any Default of any other obligation of Borrower shall be subject to a cure period of thirty (30) days after written notice of such Default. Furthermore, in the event that any Default that is not a Payment Default cannot reasonably be cured within such thirty (30) day cure period, such cure period shall be extended so long as (v) such Default is bonded over by Borrower, (w) Borrower has commenced such cure within the initial thirty (30) day cure period, (x) Borrower diligently pursues such cure to completion, (y) such Default is resolved within ninety (90) days of the initial occurrence thereof, and (z) such delay in the cure does not materially injure Bank.

Upon the occurrence of a Default, Bank may refuse to make any further advances hereunder and may terminate Bank's commitment to make the Loan. Thereupon, Bank shall have the right to declare immediately due and payable the outstanding principal balance of the Note, all accrued and unpaid interest thereon and all other sums due in connection therewith, and Bank may exercise any right, power or remedy permitted by law or as set forth in any of the Loan Documents.

NO THIRD PARTY BENEFICIARY. The parties hereto do not intend the benefits of this Agreement to inure to any third party. Notwithstanding anything contained in this Agreement or any other Loan Document, or any course of conduct by any of the parties hereto, this Agreement shall not be construed as creating any rights, claims, or causes of action against Bank, or any of its officers, agents, or employees, in favor of any contractor, subcontractor, supplier of labor, materials or services, or any of their respective creditors, or any other person or entity other than Borrower.

CONNECTICUT PREJUDGMENT REMEDY WAIVER. THE BORROWER ACKNOWLEDGES THAT THE TRANSACTIONS REPRESENTED BY THIS AGREEMENT ARE COMMERCIAL TRANSACTIONS AND HEREBY VOLUNTARILY AND KNOWINGLY WAIVES ANY RIGHTS TO NOTICE OF AND HEARING ON PREJUDGMENT REMEDIES UNDER CHAPTER 903A OF THE CONNECTICUT GENERAL STATUTES OR OTHER STATUTES AFFECTING PREJUDGMENT REMEDIES, AND AUTHORIZES THE BANK'S ATTORNEY TO ISSUE A WRIT FOR A PREJUDGMENT REMEDY WITHOUT COURT ORDER, PROVIDED THE COMPLAINT SHALL SET FORTH A COPY OF THIS WAIVER

WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF BORROWER BY EXECUTION HEREOF AND BANK BY ACCEPTANCE HEREOF, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY WITH RESPECT HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO BANK TO ACCEPT THIS AGREEMENT. EACH OF THE PARTIES AGREES THAT THE TERMS HEREOF SHALL SUPERSEDE AND REPLACE ANY PRIOR AGREEMENT RELATED TO ARBITRATION OF DISPUTES BETWEEN THE PARTIES CONTAINED IN ANY LOAN DOCUMENT OR ANY OTHER DOCUMENT OR AGREEMENT HERETOFORE EXECUTED IN CONNECTION WITH, RELATED TO OR BEING REPLACED, SUPPLEMENTED, EXTENDED OR MODIFIED BY, THIS AGREEMENT.

IN WITNESS WHEREOF, Borrower and Bank, on the day and year first written above, have caused this Agreement to be executed under seal.

EAST LYME HOUSING VENTURES, LLC
By:	Wellsford Real Properties, Inc. Its Managing Member
	By:	/s/ William H. Darrow II
Name: William H. Darrow II Title: Vice President
WACHOVIA BANK, NATIONAL ASSOCIATION
	By:	/s/ David McClellan
Name: David McClellan Title: Senior Vice President

SCHEDULE A TO COMMERCIAL REVOLVING
AND CONSTRUCTION LOAN AGREEMENT
APPROVED BUDGET